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EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 22, 2000 (except for Note 15, which is as of July 28, 2000) relating to the financial statements, which appears in the 2000 Annual Report to Shareholders of Merix Corporation, which is incorporated by reference in Merix Corporation's Annual Report on Form 10-K for the year ended May 27, 2000. We also consent to the incorporation by reference of our report dated June 22, 2000 (except for Note 15, which is as of July 28, 2000) relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon
April 26, 2001

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CONSENT OF INDEPENDENT ACCOUNTANTS